Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 (the “Form S-1MEF”) of the reference to our firm under the caption “Experts” included in, and to the incorporation by reference of our report dated February 17, 2017, with respect to the financial statements of ReWalk Robotics Ltd. and its subsidiaries incorporated by reference in, post-effective amendment no. 1 to the Registration Statement (Form S-1 No. 333-220545) and the related prospectus of ReWalk Robotics Ltd. for the registration of its ordinary shares, which are incorporated by reference in the Form S-1MEF.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	KOST FORER GABBAY & KASIERER
November 16, 2017	A Member of EY Global